Exhibit 99

NEWS BULLETIN

RE:

TOROTEL, INC.

13402 SOUTH 71 HIGHWAY
GRANDVIEW, MO 64030
(816) 761-6314

Torotel, Inc.

TRADED:         OTC:TTLO

COMPANY CONTACTS:

Dale H. Sizemore, Jr.	Jim Serrone
Chairman and CEO	CFO and General Manager
(816) 761-6314, ext. 3015	(816) 761-6314, ext. 3024

FOR IMMEDIATE RELEASE

TUESDAY, JANUARY 20, 2004

TOROTEL PLANS TO CONSOLIDATE MANUFACTURING OPERATIONS
IN OLATHE, KANSAS

KANSAS CITY, MO, January 20 – Torotel, Inc. (OTC:TTLO),  today reported that it has entered into a real estate contract to purchase a building in Olathe, Kansas, near its current operations.  This contract has several contingencies, which need to be satisfied prior to closing.  If completed, Torotel Products, Inc., a manufacturer of precision magnetic components, and Electronika-Kansas, Inc., a contract assembly house, will consolidate operations into a 24,000 square foot facility in Olathe, Kansas.  Torotel Products will purchase the property, which also will serve as the executive offices for Torotel, Inc.  This process is expected to begin in March (subject to satisfaction of contingencies) and be completed by April.  At that time, the company intends to sell its Grandview, Missouri property.

Cost-Effective Facility, Good Employee Base

“Besides cost reductions, our major customers are demanding more flexibility in our production schedule and shorter lead times,” said H. James Serrone, chief financial officer and general manager.  “After matching our near- and long-term manufacturing requirements with the needs of our customers, we determined it would be more efficient for us to operate from one facility rather than two.

“The next decision was between consolidating into the existing facility in Grandview or locating and buying new space in Olathe.  We selected the Olathe facility because it offers a number of benefits.  First and most important, it has a wide-open, well-lit area built specifically for electronics manufacturing.  This means it will not require a major capital investment to configure it for our use.  Second, it gives us a strong base of employees who know our business.  Since this facility is only about 15 miles from Grandview, it’s possible for the employees we have there to continue working with us.  We already have a nine-person workforce in Olathe, initially doing work for our Electronika subsidiary.  In addition, we will have access to a number of skilled electronics workers who live in the Olathe area.  Initially, we anticipate around 70 people being employed here.  Third, the State of Kansas was able to offer us some relocation incentives that made this decision even more attractive.”

“We are pleased that Torotel has chosen to relocate more than 50 jobs to Kansas,” said Lt. Governor/Commerce Secretary John Moore.  “The company’s initial location in Kansas and subsequent expansion is further evidence that Kansas can compete successfully in attracting new jobs and businesses.”

Torotel, Inc. specializes in the design and manufacture of a wide range of precision magnetic components.  Its products include transformers, inductors, reactors, chokes and toroidal coils, which modify and control electrical voltages and currents in military, commercial and industrial electronics.  These products are sold to original equipment manufacturers for use in conventional missile guidance systems, avionics equipment, computers, medical equipment, telecommunications systems, and digital control devices.  The company also designs and distributes ballast transformers primarily used to activate and control the lights in the cockpits and passenger compartments of older Boeing/McDonnell Douglas aircraft.

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to be different from what appears here.  These risk factors include unanticipated costs involved in relocating a portion of its operations, the company’s ability to realize cost savings after consolidating its facilities, loss of key customers, and other risks and uncertainties (which are detailed from time to time in Torotel’s Securities and Exchange Commission filings).  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will prove accurate, and our actual results may differ materially from these statements.